UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 18, 2010 (Date of earliest event reported)

US GEOTHERMAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34023	84-1472231
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

1505 Tyrell Lane, Boise, Idaho 83706
(Address of principal executive offices)

208-424-1027
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Entry into Employment Agreement with Daniel Kunz, President and Chief Executive Officer

On May 18, 2010, U.S. Geothermal Inc. (the “Company”) entered into an employment agreement with Daniel Kunz as President and Chief Executive Officer of the Company. The employment agreement is effective April 1, 2010, and will remain in effect until March 31, 2011 unless earlier terminated in accordance with its terms.

Under the terms of the employment agreement, Mr. Kunz has agreed to devote 140 hours per month exclusively for the benefit of the Company. In consideration for the performance by Mr. Kunz of his responsibilities and duties as President and Chief Executive Officer of the Company, the Company has agreed to pay to Mr. Kunz compensation of $230,000 per annum, to grant to Mr. Kunz incentive stock options in such amount and under such conditions as may be determined by the Company’s board of directors, to provide to Mr. Kunz (and his immediate family) such medical, dental and related benefits as are available to other employees, to provide to Mr. Kunz reasonable life insurance and accidental death coverage (with the proceeds payable to Mr. Kunz’s estate or specified family member), and to provide to Mr. Kunz such 401K retirement benefit as is available to other employees of the Company. In addition, the Company will reimburse Mr. Kunz for reasonable expenses incurred in connection with the performance of his duties under the employment agreement.

The employment agreement may be terminated by the Company without notice, payment in lieu of notice, severance payments, benefits, damages or other sums for causes which include failure to perform his duties in a competent and professional manner, appropriation of corporate opportunities or failure to disclose a material conflict of interest, a plea of guilty to, or conviction of, an indictable offense which may not be further appealed, fraud, dishonesty, illegality or gross incompetence, failure to disclose material facts concerning business interests or other employment that are relevant to his employment with the Company, refusal to follow reasonable and lawful directions of the Company, breach of fiduciary duty, and material breach under, or gross negligence in connection with his employment under, the employment agreement. Otherwise, either party may terminate the agreement upon one month’s written notice. The agreement includes covenants by Mr. Kunz with respect to the treatment of confidential information and non-competition, and provides for equitable relief in the event of breach.

In the event that Mr. Kunz’s employment is terminated without cause by the Company or for “good reason” by Mr. Kunz, and in the event that a “change of control” has occurred within the 12 months prior to the termination, Mr. Kunz is entitled to receive compensation equal to 24 monthly installments of his normal compensation no later than 60 days after the date of termination (which sum would be currently $460,000). “Good reason” includes a material decrease in base compensation, in authority, duties or responsibilities, in budget over which Mr. Kunz has authority, or a material change in geographic location of the services.

In the event of a “change of control”, Mr. Kunz shall be entitled to receive compensation equal to 24 monthly installments of his normal compensation no later 5 days after a change of control, regardless of whether Mr. Kunz’s employment continues under the employment agreement or a new employment agreement with a successor company. A “change of control” includes (a) a merger, amalgamation, arrangement, consolidation, reorganization or transfer where more than 50% of the voting securities of the Company are acquired by other persons and more than 50% of the board membership changes, (b) any person or person(s) acting together by agreement or understanding acquire(s), directly of indirectly, 30% or more of the voting securities of the Company, (c) any person or person(s) acting together by agreement or understanding acquire(s), directly of indirectly, the right to appoint the majority of the directors, or (d) the Company disposes of all or substantially all of its assets, other than to subsidiaries.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description

99.1	Employment Agreement between U.S. Geothermal Inc. and Daniel Kunz dated May 18, 2010

SIGNATURES

Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 18, 2010	U.S. Geothermal Inc.

	By:	/s/ Daniel J. Kunz
Daniel J. Kunz
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Employment Agreement between U.S. Geothermal Inc. and Daniel Kunz dated May 18, 2010